Exhibit 99.1

April 20, 2018

Dear Stockholder:

Thank you for your investment in Strategic Storage Growth Trust, Inc. (“SSGT”). I wanted to take this opportunity to update you on the calculation of our estimated value per share and our distribution reinvestment plan share prices, as well as an increase in the distribution rate payable to you, effective beginning in the third quarter of 2018.

Calculation of Estimated Net Asset Value Per Share

On April 19, 2018, the board of directors of SSGT (the “Board”) approved an estimated value per share for our Class A shares and Class T shares of $11.58 based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2017. We are providing this estimated value per share to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Guidelines”). The Board previously approved estimated values per share of our Class A shares and Class T shares of $11.56 as of December 31, 2016.

Below is a summary of certain information relating to our estimated value per share:

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The Nominating and Corporate Governance Committee (the “Committee”), comprised of our two independent directors, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the estimated value per share, the consistency of the valuation methodology with real estate standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.

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The Committee approved the engagement of Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation and advisory firm, to provide valuation services for our assets and liabilities and a calculation of a range of the estimated value per share of our Class A shares and Class T shares as of December 31, 2017.

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After considering all information provided, and based on the Committee’s extensive knowledge of our assets and liabilities, the Committee concluded that the range in estimated value per share of $11.22 to $11.97, with an approximate mid-range value per share of $11.58, as indicated in the valuation report provided by Duff & Phelps was reasonable and recommended to the Board that it adopt $11.58 as the estimated value per share for our Class A shares and Class T shares. The Board unanimously agreed upon the estimated value per share of $11.58(1) recommended by the Committee, which determination is ultimately and solely the responsibility of the Board.
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The current valuation of $11.58 was based upon an appraisal by Duff & Phelps, as of December 31, 2017, of our 24 self storage properties that we owned as of December 31, 2017 (the “Appraised Properties”) on an individual property basis and was otherwise conducted in accordance with the IPA Guidelines.

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We acquired the Appraised Properties for an aggregate purchase price plus development costs incurred for the three development properties of approximately $187.9 million. As of December 31, 2017, the total midpoint appraised value of the Appraised Properties as provided by Duff & Phelps was approximately $261.2 million. This represents an approximate 39% increase in the total value of the Appraised Properties over the aggregate purchase price and development costs.

Distribution Reinvestment Plan

In accordance with our distribution reinvestment plan, as amended (the “Plan”), the price per share pursuant to the Plan is equal to the estimated value per share approved by the Board and in effect on the date of purchase of shares under the Plan. In connection with the estimated value per share described herein, the Board approved a share price for the purchase of shares under the Plan equal to the estimated value per share of $11.58 for both Class A shares and Class T shares, to be effective for distribution payments being paid beginning in May 2018.

Please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 20, 2018 for a detailed description of the methodology and key assumptions used to determine the estimated value per share and the limitations of the estimated value per share.  If you’d like us to send you a copy, please contact us via the information below. You may also obtain a copy via our website at www.strategicreit.com.

Increase in Distribution Rate

On April 19, 2018, the Board approved a daily distribution in the amount of $0.0013698630 per day per share on our outstanding shares of Class A and Class T common stock, effective for the period commencing on July 1, 2018 and ending September 30, 2018.  This represents an increase from the current rate of $0.0010958904 per day per share.  The new daily distribution rate equates to an increase of $0.10 per share on an annualized basis, from $0.40 per share annually to $0.50 annually.

10 Terrace Road | Ladera Ranch | California | 92694 | 877.32REIT5 | www.strategicreit.com

Thank you for the opportunity to update you on the recent developments here at SSGT. We look forward to continuing to execute on our investment objective of acquiring opportunistic self storage properties (such as development, re-development, lease-up, and expansion opportunities).

Sincerely,
STRATEGIC STORAGE GROWTH TRUST, INC.

By:
H. Michael Schwartz
Chief Executive Officer

(1)With respect to the estimated value per share, we can give no assurance that: you would be able to resell your shares at this estimated value; you would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of our company; our shares of common stock would trade at the estimated value per share on a national securities exchange; another independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share; or the methodology used to estimate our value per share will be in compliance with any future regulatory rules or ERISA reporting requirements.

10 Terrace Road | Ladera Ranch | California | 92694 | 877.32REIT5 | www.strategicreit.com